                                  SCHEDULE 14A

                     Information Required in Proxy Statement

                            Reg. Section 240.14a-101.

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

                  METRIC PARTNERS GROWTH SUITE INVESTORS, L.P.
                (Name of Registrant as Specified In Its Charter)

                                KENNETH E. NELSON
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the fling for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Kenneth E. Nelson
4107 W. Gazebo Hill Blvd. N107
Mequon, WI  53092

May ____ , 2003

Dear Unit Holders:

Kenneth E. Nelson ("Nelson") requests your written consent to remove the current general partners of Metric Partners Growth Suite Investors, L.P., a California limited partnership (the "Partnership"), to elect Nelson as the new general partner of the Partnership, to settle all currently outstanding litigation against the Partnership, and to amend the partnership agreement of the Partnership (the "Limited Partnership Agreement"), all as described in the enclosed Solicitation Statement.

I am currently making a tender offer (the "Offer") to purchase 30,000 limited partnership assignee units ("Units") of the Partnership. The Offer is conditioned, among other things, upon approval of the proposals set forth in the accompanying Solicitation Statement. Thus, should you desire to sell your Units to me, you should approve the proposals.

Please review the Solicitation Statement carefully. Your consent is important. Abstentions or failures to return the enclosed consent card will have the same effect as voting against the proposals. Therefore you are requested to complete, sign and return the Consent in the enclosed pre-paid envelope at your earliest convenience and, in any event, by the expiration of the solicitation period which is June 20, 2003. You may withdraw your consent at any time before the expiration of the solicitation period.

The Managing General Partner is recommending approval of a proposed amendment to the partnership agreement which would allow a purchaser to acquire control of the Partnership. The proposed amendment, a copy of which is attached to the Solicitation Statement as Exhibit A, would eliminate certain prohibitions on transfers of Units of the Partnership, which exist presently in the Partnership Agreement and would apply if the Managing General Partner reasonably believed, in accordance with advice from counsel, that such transfer or assignment could result in a termination of the Partnership for tax purposes or cause the Partnership to be classified as a publicly traded partnership. As a result of these existing prohibitions, the Managing General Partner may choose not to process transfers of Units which, when combined with prior transfers during any calendar year, would exceed in the aggregate 5% of the number of Units then outstanding. In no event, as a result of the existing prohibition on any transfer of Units that would result in the termination of the Partnership for tax purposes could 50% or more of the total Units outstanding be transferred in any single transaction or series of transactions in any 12-month period. As more fully discussed in the Solicitation Statement, I am proposing this amendment because these prohibitions (which were originally placed in the Partnership Agreement to protect holders from certain adverse tax consequences) are no longer necessary and the prohibitions potentially limit the ability of the holders of Units to transfer their Units. Furthermore, such amendment is a condition of my presently outstanding tender offer.

According to the Partnership's annual report, as of March 17, 2003, holders of 23% of the outstanding Units had submitted written consents approving the proposed amendment.

Your approval of the proposal to remove the current general partners and the proposal to elect me as general partner would result in me being the sole general partner of the Partnership.

Your approval of the proposal that the Partnership settle all currently outstanding litigation against it would result in the Partnership entering into a settlement agreement (the "Proposed Settlement Agreement") pursuant to which the Partnership would agree to entry of a judgment in favor of GP Credit Co., LLC ("GP Credit") (a company of which my wife is the manager) against the Partnership for $10 million. The Partnership would immediately pay $4 million to GP Credit. GP Credit would agree that it would not attempt to collect more than $4 million of such judgment for a period of three years following entry of the judgment. GP Credit would further agree that following such three-year period it will not attempt to collect more from the Partnership than an amount which would leave the Partnership with $2 million (including amounts owed by the current general partners due to the negative balances in their capital accounts) immediately prior to liquidation. The full text of the Proposed Settlement Agreement is attached to the Solicitation Statement as Exhibit B.

In the event that the solicitation results in the approval of any of the proposals, you will be advised of such approval by mail.

The Managing General Partner favors amendment of the Limited Partnership Agreement. However, the position of the Managing General Partner as to the other proposals is not known.

If you wish to sell your Units to me, it is in your interest to execute the Consent and vote "FOR" all of the proposals. Thus, I recommend you approve all proposals.

You are free to vote for these proposals regardless of whether you voted for, voted against, or abstained from voting for the Partnership's earlier proposal to amend the Partnership Agreement.

I urge you to complete, sign and date the enclosed consent card and return it in the enclosed, pre-paid envelope by June 20, 2003. If you have any questions, please contact D.F. King & Co., Inc. at 800-949-2583.

Sincerely,

/s/ Kenneth E. Nelson

                  METRIC PARTNERS GROWTH SUITE INVESTORS, L.P.

                             SOLICITATION STATEMENT

This Solicitation Statement is being sent to each holder of limited partnership assignee units (the "Units") of Metric Partners Growth Suite Investors, L.P., a California Limited Partnership (the "Partnership"), of record as of May 1, 2003, in connection with the solicitation by Kenneth E. Nelson ("Nelson") of Unit holder consents to approve a proposed amendment (the "Proposed Amendment") to the Amended and Restated Limited Partnership Agreement of the Partnership (the "Limited Partnership Agreement"), to remove the current general partners (the "Removal Proposal"), to elect Nelson as the new general partner (the "Election Proposal"), and to approve a settlement of all outstanding litigation against the Partnership (the "Proposed Settlement Agreement") (together the "Proposals").

The Managing General Partner is recommending approval of a proposed amendment to the partnership agreement which would allow a purchaser to acquire control of the Partnership. Approval of the Proposed Amendment to the Limited Partnership Agreement, the full text of which is attached as Exhibit A, would eliminate certain prohibitions on transfers of Units that would apply if the Managing General Partner reasonably believes, in accordance with advice from counsel, that such transfer or assignment could result in a termination of the Partnership for tax purposes or cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes. As a result of these existing prohibitions, the Managing General Partner may not process transfers of Units which, when combined with prior transfers during any calendar year, would exceed in the aggregate 5% of the number of Units then outstanding. In no event, as a result of the existing prohibition on any transfer that would result in the termination of the Partnership for tax purposes could 50% or more of the total Units outstanding be transferred in any single transaction or series of transactions in any 12-month period. As more fully discussed elsewhere in this Solicitation Statement, the Managing General Partner has proposed the Proposed Amendment because these requirements (which were originally placed in the Limited Partnership Agreement to protect holders of Units from certain adverse tax consequences) are no longer necessary and the prohibitions potentially limit the ability of holders of Units to transfer their Units.

According to the Partnership's annual report, as of March 17, 2003, holders of 23% of the outstanding Units had submitted written consents approving the Proposed Amendment.

Approval of the Removal Proposal would remove the Managing General Partner and the Associate General Partner.

Approval of the Election Proposal would result in Nelson becoming the sole general partner of the Partnership.

Approval of the Proposed Settlement Agreement, the full text of which is attached as Exhibit B, would cause the Partnership to settle all currently outstanding litigation against the Partnership by means of entry of a judgment in favor of GP Credit Co., LLC ("GP Credit") (a company of which my wife is the manager) against the Partnership for $10 million. The Partnership would immediately pay $4 million to GP Credit. GP Credit would agree that it would not attempt to collect more than $4 million of such judgment for a period of three years following entry of the judgment. GP Credit would further agree that following such three-year period it will not attempt to collect more from the Partnership than an amount which would leave the Partnership with $2 million (including amounts owed by the current general partners due to the negative balances in their capital accounts) immediately prior to liquidation.

The holders of Units are being asked to sign a consent card to give direction to the Assignor Limited Partner of the Partnership, the party which actually votes the Units of the Partnership, as to how to vote on the Proposals. In order for the Proposals to become effective the Proposals will need to be approved by the holders of more than 50% of the total outstanding Units.

If you wish to sell your Units to me in the tender offer I am currently making (the "Offer"), I recommend that you consent to the Proposals. In making your decision, you should carefully review and consider the information set forth below.

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No assurance can be given that unitholder value will be increased if my proposals are approved.

Only holders of Units at the close of business on May 1, 2003 are entitled to vote on the proposals. The Partnership has reported that on February 1, 2003, there were 59,919 Units issued and outstanding, held of record by approximately 4,056 holders of Units. Holders of Units holding a majority of the outstanding Units must approve each of the Proposals. An abstention or a failure to vote will be the equivalent of a vote against the Proposals.

This solicitation will expire at 5:00 P.M, EDT, June 20, 2003.

This Solicitation Statement is dated May ___ , 2003. The Solicitation Statement and related consent form is being mailed to holders of Units on or about May ____ , 2003.

Enclosed with this Solicitation Statement is a written consent card (BLUE) for your signature. Failure to return a properly executed and dated Consent will have the same effect as a vote against the Proposals. Any person who has given consent pursuant to this solicitation may revoke or change it by delivering to me a written notice stating that the consent is revoked or change a vote by delivering a subsequently dated, fully executed Consent. In order to be effective, the revocation or subsequently executed consent card must be delivered prior to 5:00 P.M. on June 20, 2003. If no instructions are indicated on a properly executed and dated Consent, it will be deemed a vote "For" the Proposals.

The offices of Nelson are located at 4107 W. Gazebo Hill Blvd. N107, Mequon, Wisconsin 53092.

                                TABLE OF CONTENTS

THE CONSENT SOLICITATION.................................................................................  4

   RECORD DATE AND OUTSTANDING UNITS; VOTING RIGHTS......................................................  4
   MAJORITY VOTE REQUIRED................................................................................  4
   VOTING AND REVOCATION OF CONSENTS.....................................................................  4
   ABSENCE OF DISSENTERS' RIGHTS.........................................................................  5
   SOLICITATION OF CONSENTS..............................................................................  5

THE PROPOSED AMENDMENT...................................................................................  5

   OVERVIEW..............................................................................................  5
   BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT.....................................................  5
   THE PARTNERSHIP'S DISCUSSION OF THE PROPOSED AMENDMENT................................................  5
     Overview............................................................................................  5
     Background and Reasons for the Proposed Amendment...................................................  6
     Tax Opinion of Counsel..............................................................................  8
     Recommendation of Managing General Partner..........................................................  8
     Effect and Risks of Approval........................................................................  8
   RECOMMENDATION OF NELSON..............................................................................  9

THE PROPOSED CHANGE IN MANAGEMENT OF THE PARTNERSHIP (THE REMOVAL PROPOSAL AND THE ELECTION PROPOSAL)....  9

   OVERVIEW..............................................................................................  9
   BACKGROUND AND REASONS FOR THE REMOVAL PROPOSAL AND THE ELECTION PROPOSAL.............................  9
   RECOMMENDATION OF NELSON.............................................................................. 10
   EFFECT AND RISKS OF APPROVAL.......................................................................... 10

THE PROPOSED SETTLEMENT AGREEMENT........................................................................ 11

   OVERVIEW.............................................................................................. 11
   BACKGROUND AND REASONS FOR THE PROPOSED SETTLEMENT AGREEMENT.......................................... 11
   RECOMMENDATION OF NELSON.............................................................................. 12
   EFFECT AND RISKS OF APPROVAL.......................................................................... 12

FORWARD-LOOKING STATEMENTS............................................................................... 12

AVAILABLE INFORMATION.................................................................................... 13

PROPOSED AMENDMENT TO PARAGRAPH 12.3 OF THE METRIC PARTNERS GROWTH SUITE INVESTORS, L.P. AMENDED AND
RESTATED LIMITED PARTNERSHIP AGREEMENT................................................................... 14

PROPOSED SETTLEMENT AGREEMENT............................................................................ 15

FORM OF CONSENT CARD..................................................................................... 18

                            THE CONSENT SOLICITATION

The purpose of soliciting the consents is to secure Unit holder approval of the Proposals. If Unit holder approval is obtained for the Proposals, the Assignor Limited Partner will be authorized and directed to vote its limited partnership interests in the Partnership in favor of the Proposals.

RECORD DATE AND OUTSTANDING UNITS; VOTING RIGHTS

Only holders of Units of record at the close of business on May 1, 2003, shall be entitled to vote by written consent on the Proposals. As of February 1, 2003, there were approximately 4,056 holders of Units of record with 59,919 Units issued and outstanding. Nelson's wife is the owner of five Units. Neither the Managing General Partner nor the other general partner of the Partnership are the beneficial owners of any Units. To the Managing General Partner's knowledge, none of its partners and none of the officers and directors of its managing general partner owns any Units. Each Unit holder shall be entitled to cast one vote per Unit owned by such Unit holder. Neither the Managing General Partner nor any of its affiliates shall be permitted to direct the vote of any Units, but any individual officer, director or stockholder of the partners of the Managing General Partner or its affiliates who holds any Units in an individual capacity shall be entitled to vote the Units held in such individual capacity. No established trading market exists for the Units.

As of February 1, 2003, no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, based upon a review of the filings made with the Securities and Exchange Commission with respect to the Partnership. However, in connection with a tender offer made by Equity Resource Arlington Fund Limited Partnership ("Equity Resource Arlington"), 44 Brattle St., Cambridge, MA 02138, pursuant to a filing made with the Securities and Exchange Commission dated July 24, 2002, Equity Resource Arlington reported that Equity Resource Arlington and its affiliates owned 1,234 Units, representing 2.06% of the Partnership's outstanding Units; in the Final Amendment to the Equity Resource Arlington Tender Offer Statement, Equity Resource Arlington reported that it had accepted an aggregate of 2,160 Units in the tender offer, which number of Units, when combined with the 1,234 Units previously owned by Equity Resource Arlington and affiliates, would total to 5.66% of the total Units outstanding.

MAJORITY VOTE REQUIRED

The Assignor Limited Partner (who under the terms of the Limited Partnership Agreement is the only person who can vote for or against the Proposals) is required to vote as directed by the Unit holders. The Assignor Limited Partner may not approve the Proposals without the affirmative vote of Unit holders who collectively hold more than 50% of the outstanding Units.

Any consent to the Proposals may be given in writing by the consenting Unit holder and must be received by Nelson at or prior to the date of expiration of the solicitation period. Any consent to the Proposals given by a consenting Unit holder may be revoked by such Unit holder at any time prior to the expiration of the solicitation period by delivering written notice of such revocation to Nelson stating that the consent is revoked or by executing and timely delivering a subsequently dated consent card changing the vote.

The Proposals will be deemed to have been approved by the Unit holders if by June 20, 2003 (the "Expiration Date") Nelson has received consents that have not previously been revoked representing the approval of Unit holders holding a majority of the Units then outstanding.

VOTING AND REVOCATION OF CONSENTS

The Unit holders are being requested to indicate approval of, consent to, and direction and instruction to the Assignor Limited Partner concerning the Proposals by checking the appropriate boxes on the enclosed consent card and by dating and executing the consent. A complete description of the Proposals has not been set forth on the consent itself due to space limitations. Nevertheless, signing and indicating approval and consent on the consent card will be deemed to be approval of and written consent to the Proposals. IN DETERMINING WHETHER THE PROPOSALS HAVE RECEIVED THE REQUISITE NUMBER OF AFFIRMATIVE VOTES, ABSTENTIONS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST

THE PROPOSALS. A Unit holder who has executed and returned a consent may revoke it at any time prior to the Expiration Date by delivering to Nelson a written notice stating the consent is revoked or change the Unit holder's vote by delivering a subsequently dated, fully executed consent card.

All properly executed consent cards that contain no voting instructions will be deemed to have voted "FOR" approval of the Proposals. If you properly execute and date your consent card and mark "ABSTAIN," your vote will have the same effect as a vote against the Proposals. Failure to return the consent card will also have the same effect as a vote against the Proposals. The failure of anyone, including a broker, to vote will have the effect of a vote against the proposals.

ABSENCE OF DISSENTERS' RIGHTS

The Unit holders are not entitled to dissenters' rights under the California Revised Limited Partnership Act or the Limited Partnership Agreement in connection with the matters to be voted on in this request for written consents.

SOLICITATION OF CONSENTS

Consents are being solicited hereby by Nelson. Nelson, not the Partnership, will bear the cost of the solicitation of consents from Unit holders. In addition to solicitation by mail, Nelson and agents of Nelson may solicit consents from Unit holders in person, by telephone or facsimile, or by other means of communication. Such agents will not be additionally compensated for such solicitation but may be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the solicitation. Nelson has retained the services of D. F. King & Co., Inc., ("King") to provide administrative and printing services in connection with the consent solicitation at a cost of approximately $16,000 plus out-of-pocket expenses. King may also make telephone solicitations at a cost of approximately $4.50 per call. Nelson will not seek reimbursement from the partnership for the costs of the solicitation.

                             THE PROPOSED AMENDMENT

OVERVIEW

The purpose of the Proposed Amendment is to allow a purchaser to acquire control of the Partnership. The Managing General Partner has recommended approval of the Proposed Amendment (see the Solicitation Statement dated February 19, 2003), and so do I.

According to the Partnership's annual report, as of March 17, 2003, holders of 23% of the outstanding Units had submitted written consents approving the proposed amendment.

BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT

In 2002, the Managing General Partner refused to negotiate with me toward a tender offer, stating that certain provisions of the Limited Partnership Agreement barred the transfer of more than 5% of the Units in a year. After reviewing such provisions, I suggested to the Managing General Partner that, in my opinion, the reasons for the existence of such provisions, reasons related to the treatment of the Partnership for federal income tax purposes, were no longer relevant. The Managing General Partner subsequently engaged tax counsel which has confirmed my opinion. Accordingly, the Partnership is now seeking approval of the Proposed Amendment, as am I.

My reason for making the proposed amendment is to permit my Offer to succeed.

THE PARTNERSHIP'S DISCUSSION OF THE PROPOSED AMENDMENT

The following discussion of the Proposed Amendment is reproduced from a preliminary proxy statement filed by the Partnership with the SEC on January 15, 2003.

Overview

Paragraph 12.3 of the Limited Partnership Agreement presently sets forth prohibitions on the transfer of Units if the Managing General Partner reasonably believes, in accordance with advice from counsel, that such transfer could result in a termination of the Partnership for tax purposes or cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes. The Managing General Partner has proposed an amendment to the Limited Partnership Agreement to eliminate these two prohibitions and make necessary conforming modifications.

Background and Reasons for the Proposed Amendment

The Limited Partnership Agreement was last amended in 1988, when the Units were first sold in a public offering. At that time the Partnership was commencing its business of investing in all-suite, extended stay hotels. A number of the prohibitions on transfers of Units contained in Paragraph 12.3 of the Limited Partnership Agreement were included to protect the expectations of investors as to the tax consequences of their investment in the Partnership. Two of the prohibitions contained in Paragraph 12.3 of the Limited Partnership Agreement had the effect of limiting the number of Units that could be transferred in any one calendar year or, as to the transfer of more than 50% of the Units, over a 12-month period. These prohibitions were needed while the Partnership was engaging in its business to assure the partnership was taxed as a partnership and not as a corporation and that no material adverse tax consequence resulted from a tax termination of the partnership.

The Partnership's last hotel was sold on June 18, 1999 through foreclosure. Since that time the Partnership's assets have consisted solely of cash and cash equivalents, and the Partnership's income has consisted solely of interest and dividends on its cash and cash equivalent holdings. Even though the Partnership has ceased its real estate operations, the Partnership has not been able to liquidate due to several litigation matters in which it and its affiliates are presently involved. There is also an injunction presently in place pursuant to which the Partnership is enjoined from conveying, transferring, or otherwise disposing of any of its cash to any extent which would leave less than $5,000,000 available for payment of any judgment awarded to certain parties in one of the Partnership's litigation matters.

The pertinent portion of Paragraph 12.3 of the Limited Partnership Agreement is as follows:

Notwithstanding any provisions of this Paragraph 12 or Paragraph 13 to the contrary, no transfer or assignment of any Unit, or any fraction thereof, maybe made if the Managing General Partner reasonably believes, in accordance with advice from Counsel, that such transfer or assignment could (i) be in violation of any state securities or "Blue Sky" laws (including any investor suitability standards) applicable to the Partnership, (ii) result in a termination of the Partnership for tax purposes, (iii) cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes, or (iv) cause the Partnership to be classified as an association taxable as a corporation

The Proposed Amendment, a copy of which is attached as Exhibit A, would delete clauses (ii) and (iii) of Paragraph 12.3 of the Limited Partnership Agreement and make necessary conforming modifications.

Relevant U.S. Treasury regulations provide that, should 5% of more of the Units be transferred in so-called "non-exempt" transactions within a calendar year, the Partnership could be classified as a publicly traded partnership for federal tax purposes. As a result of the prohibition in clause (iii) of Paragraph 12.3 and these regulations, in 1996, 1997 and 1998, the Managing General Partner suspended the processing of most types of resale transactions relating to the Units, when the level of such resale transactions reached 4.9% of the total number of outstanding Units for each of those years. This action was taken to ensure that resale transactions did not cause the Partnership to be classified as a publicly traded partnership. During 2000 and 2001 resale transactions did not reach the 4.9% limit. During 2002, a total of 2,808 Units, 4.69% of the total outstanding Units, were processed for transfer.

A partnership is deemed terminated for tax purposes when 50% or more of the capital and profits interests of the partnership are sold or exchanged within any 12-month period.

In July 2002, Equity Resource Arlington made a tender offer to purchase up to 8,990 Units at $20.00 per Unit in cash upon the terms and subject to the conditions set forth in the Offer to Purchase which was filed with the Securities and Exchange Commission. The tender offer was for more than 5% of the total Units outstanding.

The Partnership notified Equity Resource Arlington that pursuant to the terms of the Limited Partnership Agreement the Managing General Partner could not permit transfers of Units which, when combined with other transfers of Units made during 2002, would exceed the 5% safe harbor from having the Partnership classified as a publicly traded partnership for federal income tax purposes. The Partnership advised the Unit holders that it was not making a recommendation and it expressed no opinion and remained neutral with respect to the Equity Resource Arlington tender offer. The Final Amendment to the Tender Offer Statement filed with the Securities and Exchange Commission by Equity Resource Arlington reported that it had accepted an aggregate of 2,160 Units (3.60% of the total outstanding Units) from sellers in the tender offer at the time of expiration of the tender offer.

In connection with the Partnership's response to the Equity Resource Arlington tender offer, the Managing General Partner advised the Unit holders that since the Partnership was no longer actively conducting business operations and had never previously been classified as a publicly traded partnership, there might be no material adverse tax consequence if more than 5% of the number of Units were transferred and the Partnership was classified as a publicly traded partnership. The Managing General Partner stated that it was therefore going to review the costs, risks and benefits of amending the Limited Partnership Agreement to remove the restriction set forth in clause (iii) of Paragraph 12.3 of the Limited Partnership Agreement.

While the Equity Resource Arlington tender offer was pending, Peachtree Partners made an offer to purchase Units at a price of $29.00 per Unit in cash for up to a total of 4.9% of the total Units outstanding including the number of Units already owned by Peachtree Partners. The Peachtree Partners offer was to expire on September 9, 2002. The Partnership advised Peachtree Partners of the restriction contained in clause (iii) of Paragraph 12.3 of the Limited Partnership Agreement. The Partnership advised the Unit holders that it was not making a recommendation and it expressed no opinion and remained neutral with respect to the Peachtree Partners offer.

In addition during this time period the Partnership received a proposal from Kenneth E. Nelson pursuant to which Mr. Nelson offered to present a tender offer for a majority of the Units at $65.00 per Unit in cash. Mr. Nelson's proposal was conditioned on the general partners of the Partnership recommending to the Unit holders (should Mr. Nelson make a tender offer) that his tender offer be accepted. The proposal also contained certain other conditions with which the Managing General Partner could not comply. One of those conditions was that the general partners of the Partnership permit the transfers even if such transfers in a calendar year would exceed 5% of the total Units outstanding, a violation of clause (iii) of Paragraph 12.3 of the Limited Partnership Agreement. As Mr. Nelson's proposal related to a tender offer for a majority of the Units, the Managing General Partner noted that if Mr. Nelson was to make a tender offer for a majority of the Units and was successful in having those Units tendered, clause (ii) of Paragraph 12.3 of the Limited Partnership Agreement would prohibit the transfer of the Units since a sale of 50% or more of the Units in any 12-month period would cause a termination of the Partnership for tax purposes. Accordingly, Mr. Nelson was advised that without a formal amendment to the Limited Partnership Agreement, the general partners of the Partnership could not agree to Mr. Nelson's proposal. The Managing General Partner, on behalf of the Partnership, advised Mr. Nelson that his proposal was rejected. In connection with the proposal, the Managing General Partner noted that there might be no material adverse income tax consequence if the Partnership were to be terminated for tax purposes. Accordingly the Managing General Partner stated it was going to review the costs, risks and benefits of amending the Limited Partnership Agreement to remove the restriction set forth in clause (ii) of Paragraph 12.3 of the Limited Partnership Agreement.

Subsequent to the foregoing communications, the Partnership became aware that Peachtree Partners had made another offer to purchase Units at a price of $29.00 per Unit in cash for up to a total of 4.9% of the total Units outstanding, including the number of Units already owned by Peachtree Partners. This offer was to expire on October 3, 2002. The Partnership advised the Unit holders that it was not making a recommendation and it expressed no opinion and remained neutral with respect to the second Peachtree Partners offer. While this second Peachtree Partners offer was pending, the Partnership received a modified proposal from Mr. Nelson pursuant to which he offered, subject to certain conditions, to present a tender offer for a majority of the Units at $60.00 per Unit in cash (a reduction from the $65.00 per Unit mentioned in his earlier proposal). One of the conditions to the new proposal was that the Unit holders be permitted to vote for the amendments to Paragraph 12.3 of the Limited Partnership Agreement in connection with their tender of Units (should Mr. Nelson make a tender offer) necessary to permit a transfer of a majority of the Units. The Partnership advised Mr. Nelson that until he presented a definitive tender offer to the holders of Units it would be premature for the Managing General Partner to take a position on how it would respond to a tender offer. The Managing General Partner pointed out to Mr. Nelson at that time that any solicitation of approval for an amendment to the Limited Partnership Agreement would require compliance with the proxy solicitation rules promulgated by the Securities and Exchange Commission. The Partnership reminded Mr. Nelson at the time of its response that the Managing General Partner was reviewing the costs, risks and benefits of proposing amendments to the Limited Partnership Agreement to remove the restrictions on transfer contained in clauses (ii) and (iii) of Paragraph 12.3 of the Limited Partnership Agreement.

Tax Opinion of Counsel

The Managing General Partner engaged outside counsel to assist in review of the costs, risks and benefits of the Proposed Amendment. Counsel to the Partnership and the Managing General Partner rendered a tax opinion to the Partnership and the Managing General Partner, to the effect that even if the Partnership is classified as a publicly traded partnership there are no present materially adverse federal tax consequences to the Partnership attributable to such classification and if the Partnership were to be terminated for tax purposes by reason of a sale or exchange of a 50% or more interest in Partnership profits and capital within a 12-month period there are no material adverse federal income tax consequences for the Partnership or its partners. Counsel did not opine on the consequences under the income tax law of any State but has observed that most State's tax laws, including California law, are likely to be similar to federal tax law in these areas, if there are any State income tax laws in these areas at all.

Recommendation of Managing General Partner

The Managing General Partner reviewed the tax opinion received from counsel. In addition, the Managing General Partner reviewed the costs associated with a solicitation of Unit holders and compliance with applicable securities laws. The Managing General Partner also considered the impact the Proposed Amendment could have if future offers were made to purchase Units. The Managing General Partner considered the fact that the Proposed Amendment would permit there to be a purchase offer made for a majority of the Units, which if successful, would allow the purchaser to control the Partnership. The Managing General Partner believed it was important, given that there did not appear to be any material adverse tax consequences resulting from the Proposed Amendment, to let the holders of Units determine in the event there is an offer to acquire a majority of the Units whether the Unit holders wanted the offeror to control the direction of the Partnership.

Therefore, following the analysis, the Managing General Partner concluded that it would be in the best interests of the holders of Units for the Limited Partnership Agreement to be amended to remove the prohibitions contained in clauses (ii) and (iii) of Paragraph 12.3 of the Limited Partnership Agreement. The Managing General Partner therefore recommends that the holders of Units vote in favor of the Proposed Amendment.

Effect and Risks of Approval

Unit holders should consider the following factors which may affect them, as well as the other information contained in this Solicitation Statement, in evaluating the Proposed Amendment.

The possibility that any applicable State income tax laws may vary from relevant federal income tax laws relating to publicly traded partnerships and tax terminations of partnerships. For example, it is possible, although counsel believes it unlikely, that some States' income tax laws could tax any partnership classified as a publicly traded partnership as a corporation, notwithstanding that it would not be so taxed for federal income tax purposes. California income tax law regarding publicly traded partnerships is substantially the same as federal law.

If the Proposed Amendment is adopted, a purchaser of Units could acquire control of the Partnership. Under the terms of the Limited Partnership Agreement, many of the provisions of the Limited Partnership

Agreement cannot be modified unless the holders of a majority of the Units approve the proposal. Removal of either or both of the general partners and appointment of successor general partner requires the approval of the holders of a majority of the Units. Presently, due to the restrictions in Paragraph 12.3 of the Limited Partnership Agreement, the Managing General Partner cannot permit the transfer of more than 5% of the total Units in any one calendar year. This precludes anyone from purchasing the Units necessary to acquire control of the Partnership in any single transaction or any series of transactions unless many calendar years have elapsed. (The restrictions do not preclude the granting of a proxy, however.) If Paragraph 12.3 of the Limited Partnership Agreement is amended, it will be possible for a purchaser to acquire a majority of the Units and amend the Limited Partnership Agreement, remove the general partners, elect a successor general partner and otherwise govern any transaction requiring a vote of the holders of Units. This could mean the management and direction of the Partnership could change if a successful purchaser of a majority of the Units so desired. [This is the end of the information reproduced from the preliminary proxy statement filed by the Partnership.]

If the Proposed Amendment is approved, and if the Offer is successful, Nelson will acquire control of the Partnership. Nelson will acquire control of the Partnership if the Offer is successful. This is the risk warned of by the Managing General Partner in the preceding paragraph.

RECOMMENDATION OF NELSON

Nelson recommends approval of the Proposed Amendment if you wish to sell your Units to Nelson.

              THE PROPOSED CHANGE IN MANAGEMENT OF THE PARTNERSHIP

                (the Removal Proposal and the Election Proposal)

OVERVIEW

The Removal Proposal and the Election Proposal are discussed together, as their mutual objective is a change in the management of the Partnership. Nelson is currently making the Offer in order to acquire control of the Partnership. The Offer is conditioned upon the removal of the current general partners and the election of Nelson as the sole general partner of the Partnership. This change in management would be implemented by means of the Removal Proposal and the Election Proposal. Nelson has consented to being named in this solicitation statement, and has consented to serve as general partner if elected.

BACKGROUND AND REASONS FOR THE REMOVAL PROPOSAL AND THE ELECTION PROPOSAL

Nelson believes that the Partnership may have certain substantial claims against the current general partners and others who have advised the Partnership. (Nelson's plans for the Partnership are more specifically discussed in the documents related to the Offer, which documents you have also received.) However, Nelson believes that only if he is in control of the Partnership will the Partnership pursue such claims. Thus, Nelson has no interest in acquiring Units unless he controls the Partnership.

If Nelson were to acquire a majority of the Units, it is possible that Nelson could then himself vote his Units to remove the current general partners and to elect himself as the sole general partner. However, Nelson fears that the current general partners may refuse to surrender control of the Partnership. Thus, Nelson has conditioned the Offer upon the actual removal of the current general partners, in connection with his election as sole general partner. In the event that the current general partners contest their removal, Nelson will have no obligation to complete the Offer until such time as there is a final judicial determination that the current general partners have been removed and Nelson is the sole general partner.

The current general partners have a conflict of interest with the Partnership. The Partnership has stated on several occasions that a mistake (the "Mistake") was made in connection with the Partnership entering into a 1993 settlement agreement. However, the Managing General Partner has never advised the Limited Partners of the existence of the Mistake, the nature of the Mistake, or who was responsible for the Mistake. The Partnership has sued James Reuben, an attorney who represented the Partnership in connection with the 1993 settlement agreement, alleging that Reuben failed to advise the Partnership of the risks of agreeing to purchase the land under the Residence Inn--Nashville subject to certain litigation. However, the

Partnership would not have been harmed by Reuben's failure to advise the Partnership of such risks had the Managing General Partner not also failed to advise the Partnership of such risks. Thus, the Managing General Partner may be jointly liable with Reuben for failing to advise the Partnership of such risks. In spite of this, the Managing General Partner has testified that it has taken no steps to determine whether it may be liable to the Partnership in regard to the Mistake. Furthermore, the Managing General Partner has testified that it did not even consider causing the Partnership to perform the 1993 settlement agreement and then causing the Partnership to recover its damages from the Managing General Partner. Thus, the Managing General Partner may be liable to the Partnership for the consequences of the Mistake, including, without limitation, concealment of the Mistake from the Limited Partners. Finally, in extensive discovery and briefing in the Tennessee litigation, the Managing General Partner has been unable to explain how it was in the interest of the partnership to breach the 1993 Settlement Agreement.

RECOMMENDATION OF NELSON

Nelson recommends approval of the Removal Proposal and the Election Proposal if you wish to sell your Units to Nelson.

PARTICIPANTS IN THIS SOLICITATION

Nelson is a participant in this solicitation. Kenneth E. Nelson, age 52, is an individual citizen of the United States. He holds no Units, and is not, and was not in the past year, a party to any contract, arrangement or understanding of any kind with the Partnership. His office is located at 4107 W. Gazebo Hill Blvd. N107, Mequon, WI 53092. His present principal occupation and five year employment history are: Mr. Nelson has been a general partner of Nashville Lodging Co., which owned the land and buildings of the Residence Inn--Nashville from 1986, and since 1993 is principally involved in handling the various litigation which has resulted from the Partnership's breach of a settlement agreement it entered into in 1993. Mr. Nelson was previously active in the development of hotels, primarily Residence Inns. Mr. Nelson is a certified public accountant and a real estate broker. He holds two degrees (a BBA in accounting and an MBA in finance and accounting) from the University of Wisconsin. Nelson is party to litigation with the Partnership, which litigation will be settled if the Settlement Proposal is approved, and with Orlando Residence, Ltd., as a result of the failure of the Partnership to purchase the land under the Residence Inn--Nashville.

Nelson's wife is the manager of GP Credit Co., LLC, and thus might also be considered a participant in this solicitation. Susan B. Nelson, age 48, is an individual citizen of the United States. She holds five Units; other than that, she is not, and was not in the past year, a party to any contract, arrangement or understanding of any kind with the Partnership. Her present principal occupation and five year employment history are: Mrs. Nelson is employed as an alderman of the city of Mequon, WI, and as a fund raiser by the Mequon Community Foundation, both with their offices at 11333 N. Cedarburg Road, Mequon, Wisconsin 53092. Prior to that time, she was a homemaker. Mrs. Nelson is licensed as an insurance agent. She holds two degrees (a BBA and an MBA) from the University of Wisconsin.

EFFECT AND RISKS OF APPROVAL

Unit holders should consider the following factors which may affect them, as well as the other information contained in this Solicitation Statement, in evaluating the Removal Proposal and the Election Proposal.

The effects of approval will be the removal of the Managing General Partner and the Associate General Partner, and the election of Nelson as the sole general partner.

If a successor general partner is not elected, the Partnership will suffer from a lack of management. Should the Removal Proposal be approved, but the Election Proposal not approved, then the Partnership will not have a general partner.

The benefits, if any, of the collective memory of the current general partners may be lost. If the current general partners are removed, and if they subsequently refuse to cooperate with the Partnership, the benefits, if any, of their knowledge of Partnership affairs may be lost. While much of any such knowledge should be contained in the books and records of the Partnership, there may be some such knowledge which will be lost.

Nelson will have been elected the sole general partner prior to completion of his purchase of a majority of Units. If the Election Proposal and the Removal Proposal are approved, Nelson will have been elected as the sole general partner of the Partnership prior to his purchase of any Units. To alleviate this risk, Nelson agrees to resign as general partner should he fail to fulfill his obligations under the Offer.

Nelson has a conflict of interest with the Partnership. Nelson presently has a conflict of interest with the Partnership. Thus, the terms of the Offer have been designed to alleviate, if not eliminate, such conflict. Nelson has claims against the Partnership arising from the Partnership's breach of a 1993 settlement agreement both as an individual and as the general partner of Nashville Lodging Co. Although such claims of Nashville Lodging Co. have been assigned to GP Credit, the manager of GP Credit is Nelson's wife. Thus, Nelson still has a conflict as to settlement of such claims. However, the settlement of such claims is a condition of the Offer. Thus, Nelson believes that such conflict as to settlement terms will no longer exist if the Offer is successful.

                        THE PROPOSED SETTLEMENT AGREEMENT

OVERVIEW

Nelson is currently making the Offer. The Offer is conditioned upon approval of the Proposed Settlement Agreement (see Exhibit B), which would result in the settlement of all currently outstanding litigation against the Partnership by means of an immediate payment of $4 million and the contingent payment of as much as $6 million more.

More specifically, the Partnership will agree to the entry of a judgment against it in the amount of $10 million. However, GP Credit will agree, that for a period of three years, it will not attempt to collect more than $4 million of such judgment (which amount the Partnership will pay immediately). Even after the three-year period, GP Credit agrees not to collect so much as to leave the Partnership with less than $2 million when the Partnership liquidates. Furthermore, GP Credit will reimburse the Partnership for monies spent by the Partnership which allow GP Credit to collect more than $4 million, up to the amount of any such excess. The effect of such provisions is to effectively shift the cost of pursuing the Partnership's claims to GP Credit. GP Credit is willing to accept such burden as it benefits from such pursuit prior to the Partnership benefiting.

The three-year forbearance period will allow the Partnership the opportunity to attempt to recover from the current general partners, and others who have advised the Partnership, for damages caused by any wrongs done by them. Since as much as $6 million of any such recovery will go to GP Credit, GP Credit has agreed to reimburse the Partnership for its expenses in attempting such recovery, up to the amount such attempts benefit GP Credit. In the event that the Partnership is able to recover the full amount it has agreed to pay GP Credit, $10 million, then the Partnership will effectively be made whole. In the event that the Partnership is able to recover punitive damages from such third parties, such as for the breach of fiduciary duties, then the Partnership may be able to recover more than it has agreed to pay GP Credit.

BACKGROUND AND REASONS FOR THE PROPOSED SETTLEMENT AGREEMENT

Nelson has determined that it may be profitable to the Partnership, and thus to Nelson (as owner of a majority of the Units if the Offer is successful), if Nelson were to control the Partnership and the Partnership were to pursue claims against all parties responsible for the Mistake. Nelson believes that breaches of fiduciary duties occurred, and that the recovery of punitive damages is possible. However, if Nelson controlled the Partnership, it would be impossible for the Partnership to settle the litigation against it without Nelson being accused of having a conflict of interest in such settlement. Thus, in order to avoid such accusations, Nelson has conditioned the Offer upon the approval by the Limited Partners of the Proposed Settlement.

Approval of the Settlement Proposal will not obligate the Partnership to enter into the proposed settlement agreement. However, if I am elected general partner I will cause the Partnership to do so. It is likely, and it is my intent, that the effect of approval of the Settlement Proposal will be to limit the rights of the Partnership to challenge my conduct in causing the Partnership to enter into the proposed settlement.

The Partnership is engaged in a substantial amount of litigation, all of it related in one way or another to a 1993 settlement agreement entered into by the Partnership. The litigation has lasted for a decade, and could last for a number of years more. The litigation has prevented the liquidation of the Partnership. Thus, the resolution of such litigation is necessary to liquidation of the Partnership.

The litigation against the Partnership relates primarily to claims originally held by Nelson and Nashville Lodging Co. The claims of Nashville Lodging Co. have been assigned to GP Credit Co. Nelson is the general partner of Nashville Lodging Co., and his wife is the manager of GP Credit Co. Thus, the existence of such litigation causes a conflict of interest between Nelson and the Partnership. Nelson's conflict of interest could form the basis of accusations against Nelson were Nelson to cause the Partnership to settle such litigation without the approval of the Limited Partners. Thus, Nelson seeks the approval of the Proposed Settlement Agreement by the Limited Partners.

I believe that the Partnership will ultimately be found liable for damages in excess of $12 million from its breach of the 1993 settlement agreement. However, it could be many years before the trials, and appeals, are completed. The process could cost the Partnership hundreds of thousands of dollars, if not more. Thus, I believe that it is mutually beneficial for the parties to enter into the Proposed Settlement Agreement. The Proposed Settlement Agreement permits the Partnership to pay only a fraction of the amount for which it may be held liable, and obligates it to pay more only if it is able to recover from third parties on its claims against such third parties.

In the event that the liabilities of the Partnership are in excess of its assets, it is possible that the Limited Partners would be called upon to return cash distributions made to them. The Uniform Limited Partnership Act, as adopted by California at Cal. Corp. Code Section 15517(4), states: "When a contributor has rightfully received the return in whole or in part of the capital of his contribution, he is nevertheless liable to the partnership for any sum, not in excess of such return with interest, necessary to discharge its liabilities to all creditors who extended credit or whose claims arose before such return." The Proposed Settlement would eliminate this possibility.

RECOMMENDATION OF NELSON

Nelson recommends approval of the Proposed Settlement Agreement if you wish to sell your Units to Nelson.

EFFECT AND RISKS OF APPROVAL

Unit holders should consider the following factors which may affect them, as well as the other information contained in this Solicitation Statement, in evaluating the Proposed Settlement Agreement.

The amount paid pursuant to the proposed settlement agreement may exceed the amount which the Partnership would ultimately be required to pay by the courts. The vagaries of the justice system are such that no one can predict with certainty the outcome of the cases against the Partnership. Judges, and juries, make mistakes. The Tennessee judge has decided that the Partnership breached the 1993 settlement agreement. The Managing General Partner believes the judge made a mistake. The same judge decided that the Partnership's breach caused no damages. I believe he made a mistake. How the appellate courts will view the matters cannot be known with certainty. Thus, it is possible that the Partnership would ultimately be found liable for damages in an amount less than the amount of the Proposed Settlement.

                           FORWARD-LOOKING STATEMENTS

Forward-looking statements contained in this Solicitation Statement include, but are not limited to, statements relating to the Partnership's objectives, strategies and plans, and all statements (other than statements of historical fact) that address actions, events or circumstances that Nelson expects, believes or intends will occur in the future. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated at the time the forward-looking statements are made, including, without limitation, risks and uncertainties associated with whether any persons will make offers to acquire Units in the future, changes in tax laws, general business and economic conditions, and developments in the litigations pending against the Partnership.

                              AVAILABLE INFORMATION

The Partnership files annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Copies of any of this information may be read and copied at the Public Reference Room of the Securities and Exchange Commission at:
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains these reports and other filings made by the Partnership since the Partnership became an electronic filer. The address of the site is http://www.sec.gov.

In connection with the Offer, Nelson is filing a Schedule TO. That schedule, with its exhibits, is hereby incorporated by reference into this Solicitation Statement.

                                  EXHIBIT A

    Proposed Amendment to Paragraph 12.3 of the Metric Partners Growth Suite
       Investors, L.P. Amended and Restated Limited Partnership Agreement.

Paragraph 12.3 would be amended to read in its entirety as follows:

12.3 Notwithstanding any provisions of this Paragraph 12 or Paragraph 13 to the contrary, no transfer or assignment of any Unit, or any fraction thereof, may be made if the Managing General Partner reasonably believes, in accordance with advice from Counsel, that such transfer or assignment could (i) be in violation of any state securities or "Blue Sky" laws (including any investor suitability standards) applicable to the Partnership, or (ii) cause the Partnership to be classified as an association taxable as a corporation. The Managing General Partner shall incur no liability to any investor or prospective investor for any action or inaction by it in connection with the foregoing, provided it acted in good faith. If all transfers must be suspended, the Managing General Partner will notify all Unit Holders that sales and transfers have been suspended.

                                    EXHIBIT B

                          PROPOSED SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is entered into as of ______ , 2003 (the "Execution Date") by and between Metric Partners Growth Suite Investors, L.P., a California limited partnership ("Metric") and Kenneth E. Nelson ("Nelson"), Nashville Lodging Co., a Wisconsin limited partnership ("Lodging"), and GP Credit Co., LLC, an Oklahoma limited liability company ("GP Credit").

                                    RECITALS

A. Metric and GP Credit are parties to a lawsuit captioned GP Credit Co., LLC v. Metric Partners Growth Suite Investors, L.P., Metric Realty, SSR Realty Advisors, Inc., Metric Property Management, Inc., GHI Associates II, L.P., Lorenz Menrath, Ronald Zuzack, Thomas Lydon, Joseph Gaudio, Kevin Howley, and Does 1-10,000, Superior Court of California, City and County of San Francisco, Action No. CGC-02-403301 (hereinafter the "Fraudulent Transfer Case"), wherein GP Credit seeks damages from Metric, among others, as a result of a transfer made by Metric on or about January 13, 1998.

B. Metric, Lodging, and GP Credit are parties to a lawsuit captioned Orlando Residence, Ltd. vs. 2300 Elm Hill Pike, Inc. and Nashville Lodging Company vs. Metric Partners Growth Suite Investors, L.P., Chancery Court for Davidson County, in Nashville, Tennessee, Case No. 94-1911-I ("Nashville Case I") wherein GP Credit, as successor-in-interest to Lodging, seeks damages from Metric as a result of Metric's breach of a settlement agreement entered into in March, 1993.

C. Metric and Lodging are parties to a lawsuit captioned Metric Partners Growth Suite Investors, L.P., vs. Nashville Lodging Co., 2300 Elm Hill Pike, Inc., Orlando Residence Ltd., and LaSalle National Bank, as trustee under that certain pooling and servicing agreement, dated July 11, 1995 for the holders of the WHP Commercial Mortgage Pass Through Certificates, Series 1995C1 and Robert Holland, Trustee, Chancery Court for Davidson County, in Nashville, Tennessee, Case No. 96-1405-III ("Nashville Case II") wherein Metric sought a judicial determination of certain rights under the senior mortgage on the Residence Inn--Nashville ("Senior Mortgage"), a note held by Lodging "wrapped around" the Senior Mortgage (the "Wrap Note") and the lease of certain land.

D. Metric and Lodging are parties to a lawsuit captioned Nashville Lodging Company vs. Metric Partners Growth Suite Investors, L.P. et al., Circuit Court, State of Wisconsin, Case No. 94CV001212 (the "Milwaukee Litigation") wherein Lodging seeks damages from Metric as a result of Metric's breach of a settlement agreement entered into in March, 1993. This case is inactive.

E. The purpose of this Agreement is to bring an end to the litigation between the parties described above. It is not the purpose of this Agreement to bring an end to the Fraudulent Transfer Case as to defendants other than Metric.

F. Metric and Nelson, without in any way admitting liability with reference to either the claims or counterclaims asserted by either party, desire to reach a full and final compromise of all damages and equitable claims arising among them, known or unknown, as of the Execution Date, save and except any claims specifically set forth below.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.      ENTRY OF JUDGMENT; PAYMENT; FORBEARANCE

Metric hereby agrees to the entry of a judgment against it, and in favor of GP Credit, in the amount of Ten Million Dollars ($10,000,000.00) in the Fraudulent Transfer Case. Metric further agrees to immediately pay GP Credit Four Million Dollars ($4,000,000.00). Except for the immediate payment of Four Million Dollars ($4,000,000.00), GP Credit agrees to forbear collection of such judgment for a period of three years from the Execution Date. GP Credit further agrees that following such three-year period it will not attempt to collect more from Metric than an amount which would leave Metric with Two Million Dollars

($2,000,000.00) (including amounts owed by Metric's current general partners due to the negative balances in their capital accounts) immediately prior to liquidation. GP Credit further agrees that, in the event that Metric pays more than Four Million Dollars ($4,000,000.00) of such judgment, then GP Credit will reimburse Metric for the costs of Metric in seeking to recover from third parties any monies which would be subject to collection by GP Credit, provided, however, that the amount of such reimbursement shall not exceed the excess of the amount paid by Metric to GP Credit over Four Million Dollars ($4,000,000.00).

2.      WARRANTIES

        2.1 Metric's Warranty. Metric hereby represents and warrants that Metric has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions to be completed hereunder, and the person or persons signatory to this Agreement and any document executed pursuant to it on behalf of Metric shall have full power and authority to bind Metric or the party to be bound.

        2.2 Warranty of Lodging, GP Credit, and Nelson. Lodging, GP Credit, and Nelson hereby represent and warrant that they have the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions to be completed hereunder, and the person or persons signatory to this Agreement and any document executed pursuant to it on behalf of they shall have full power and authority to bind them or the party to be bound.

3.      RELEASE

        3.1. GP Credit's Release of Metric. Effective as of the Execution Date, and except for such rights, duties and obligations as are established and/or provided for by this Agreement and the documents which are exhibits hereto, GP Credit hereby generally releases and forever discharges Metric from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees, liabilities and indemnities or any kind or nature whatsoever, based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which as of the Execution Date GP Credit had claimed or may hereafter assert against Metric. This release is a release of Metric only, and GP Credit reserves its rights as to all other persons.

        3.2. Nelson's and Lodging's Release of Metric. Effective as of the Execution Date, and except for such rights, duties and obligations as are established and/or provided for by this Agreement and the documents which are exhibits hereto, Nelson and Lodging hereby generally release and forever discharge Metric from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees, liabilities and indemnities or any kind or nature whatsoever, based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which as of the Execution Date Nelson and/or Lodging had claimed or may hereafter assert against Metric. This release is a release of Metric only, and Nelson and Lodging reserve their rights as to all other persons.

        3.3. Metric's Release of GP Credit, Nelson, and Lodging. Effective as of the Execution Date, and except for such rights, duties and obligations as are established and/or provided for by this Agreement and the documents which are exhibits hereto, Metric hereby generally releases and forever discharges GP Credit, Nelson, and Lodging from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees, liabilities and indemnities or any kind or nature whatsoever, based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which as of the Execution Date Metric had claimed or may hereafter assert against GP Credit, Nelson, and/or Lodging. This release is a release of GP Credit, Nelson, and Lodging only, and Metric reserves its rights as to all other persons.

        3.4. Effective Date. The releases set forth in paragraphs 3.1, 3.2, and 3.3 shall only be effective, and are hereby conditioned upon, payment by Metric to GP Credit of Four Million Dollars ($4,000,000.00).

        3.5. Waiver of Civil Code Section 1542. With respect to those matters released and discharged under paragraphs 3.1, 3.2, and 3.3, the parties hereby further expressly waive all rights they have or may claim to have against the other party under the provisions of California Civil Code Section 1542 or under equivalent law of any other jurisdiction. California Civil Code Section 1542 provides:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

4.      SETTLEMENT NOT AN ADMISSION

This Agreement is a result of a compromise by the parties hereto, and is not and shall not be considered as an admission of truth of any of the allegations, claims or contentions of any of the parties against any of the other parties.

5.      ADDITIONAL DOCUMENTS

The parties hereto agree to execute, acknowledge, deliver, and record such certificates, amendments, instruments, and documents, and to take such other action, as may be necessary to carry out the intent and purpose of this Agreement.

6.      WARRANTY AGAINST ASSIGNMENT

Each of the parties hereto warrants and represents to the other that each has not assigned, transferred, conveyed or purported to assign, transfer, or convey to anyone any cause of action, claim, demand, debt, liability, or account herein released, other than the transfer to GP Credit of claims formerly held by Lodging.

7.      BINDING ON SUCCESSORS

This Agreement and the covenants and conditions herein contained shall apply to, be binding upon, and inure to the benefit of the respective heirs, administrators, executors, legal representatives, assignees, and successors-in-interest of the parties hereto, and to each of the parties hereto.

8.      CONFIDENTIALITY

This Agreement is not confidential.

9.      MISCELLANEOUS

        9.1. Severability. The provisions of this Agreement are severable, and should any provision, for any reason, be unenforceable, the balance shall, nonetheless, be of full force and effect.

        9.2. Applicable Law. This Agreement shall in all respects be interpreted, enforced, and governed exclusively by and under the laws of the State of California. The Agreement is to be deemed to have been jointly prepared by the parties hereto, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but according to the application of the rules of interpretation of contracts.

        9.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

        9.4. Merger and Integration. This Agreement and the exhibits hereto contain the entire understanding of the parties. There are no representations, covenants, or understandings other than those expressed or referred to herein. Each party to this Agreement acknowledges that no other party or any agent or attorney of any other party has made any promise, representation, or warranty whatsoever, express, implied, or statutory, not contained or referred to herein, concerning the subject matter hereof, to induce it to execute this Agreement, and it acknowledges that it has not executed this Agreement in reliance on any such promise, representation, or warranty not specifically contained herein.

        IN WITNESS WHEREOF, the parties hereto have either executed this Agreement themselves, or have caused their duly authorized officer to sign this Agreement so that same may be effective as of the date first above written.

[SIGNATURES]

                                   APPENDIX A

                              FORM OF CONSENT CARD

                                     CONSENT

THIS WRITTEN CONSENT IS SOLICITED BY KENNETH E. NELSON TO BE EFFECTIVE AS SET FORTH IN THE SOLICITATION STATEMENT ACCOMPANYING THIS CONSENT CARD.

This Consent Card ("Consent Card") must be completed and returned by every Unit holder who wishes to vote for the Proposals as described in the Solicitation Statement accompanying this Consent Card. A postage-paid return envelope is enclosed for your convenience in returning this Consent Card. The Consent Card must be received prior to June 20, 2003. The undersigned, with respect to each Unit in Metric Partners Growth Suite Investors, L.P., held of record by the undersigned on May 1, 2003, hereby sets forth his, her or its vote in connection with the written consent solicited by Kenneth Nelson as described in the Solicitation Statement accompanying the Consent Card and hereby directs the Assignor Limited Partner to vote on the Proposed Amendment as directed below. A PROPERLY EXECUTED CONSENT CARD THAT IS NOT MARKED WILL BE DEEMED TO VOTE FOR THE PROPOSALS.

KENNETH E. NELSON RECOMMENDS A VOTE FOR ALL PROPOSALS.

Proposal No. 1:    Approval of Proposed Amendment to Paragraph 12.3 of the
Limited Partnership Agreement of Metric Partners Growth Suite Investors, L. P.

[ ] FOR            [ ] AGAINST                [ ] ABSTAIN

Proposal No. 2:    Approval of the removal of the current general partners of
Metric Partners Growth Suite Investors, L. P.

[ ] FOR            [ ] AGAINST                [ ] ABSTAIN

Proposal No. 3:    Approval of the election of Kenneth E. Nelson as general
partner of Metric Partners Growth Suite Investors, L. P.

[ ] FOR            [ ] AGAINST                [ ] ABSTAIN

Proposal No. 4:    Approval of the Proposed Settlement Agreement.

[ ] FOR            [ ]AGAINST                 [ ] ABSTAIN

The undersigned hereby acknowledges receipt of the Solicitation Statement, dated May ___ , 2003. If Units are owned jointly, all joint owners must sign below.

               Date:______________________________________________

               Signature of Owner:________________________________

               Signature of Joint Owner:__________________________

Please date and sign here exactly as your name or names appear on this Consent Card. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title.